Exhibit 99.1

Key Messages for Employees

Juniper Pharma / Catalent

JULY 3, 2018

Earlier today we announced that we have entered into a definitive agreement to be acquired by Catalent, Inc., the leading global provider of advanced delivery technologies and development solutions for drugs, biologics and consumer health products. Unanimously approved by our board of directors, this is the culmination of our efforts to explore strategic alternatives in order to maximize shareholder value.

We are excited by the acquisition because both of our companies have shared values and the same dedication and commitment to helping customers bring better health and wellness to patients around the world

Because Catalent is in a better position to help us reach our long-term goals, we believe this transaction is in the best interests of all of our stakeholders, including employees and customers, for the following reasons:

•	With complementary capabilities, a worldwide footprint, and solid financial resources that allow for aggressive investment, Catalent is uniquely positioned to pursue future growth opportunities for our world-class CDMO.

•	Catalent recognizes the strength of our team, depth of scientific experience, demonstrated success in GMP manufacturing and broad base of enabling technologies.

•	The transaction maximizes value to our stockholders and eliminates the execution risks to them associated with the company remaining as an independent public company.

While there are many reasons to be excited about this new chapter for our company, we recognize that change often brings questions. You may also contact your supervisor or HR representative with questions or for support. For more details about the transaction itself, please refer to the press release.

This announcement is likely to generate interest from the media. Please refer them to David Rosen at Argot Partners 212-600-1902 or david.rosen@argotpartners.com. If you receive any investor-related inquiries, please refer them to me.

Finally, let me emphasize that without your hard work and dedication, Juniper would not be the company that it is today. Your efforts have allowed us to build this company and make this transaction possible. I want to thank all of you for your efforts.

Sincerely,

Alicia Secor

President & Chief Executive Officer

Forward Looking Statements

This communication may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “anticipates,” “estimates,” “expects,” “projects,” “forecasts,” “intends,” “plans,” “will,” “believes” and words and terms of similar substance used in connection with any discussion of the proposed transaction identify forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs about future events. As with any projection or forecast, they are inherently susceptible to uncertainty and changes in circumstances. Except as required by law, we are under no obligation to, and expressly disclaim any obligation to, update or alter any forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise. Various factors could adversely affect our operations, business or financial results in the future and cause our actual results to differ materially from those contained in the forward-looking statements, including the risks and uncertainties discussed in Juniper Pharmaceuticals, Inc. (the “Company”)’s filings with the SEC, in particular the factors discussed in detail in the “Risk Factors” sections contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, the tender offer documents to be filed by Catalent Pharma Solutions, Inc. (“Catalent”) and Catalent Boston, Inc. (“Merger Sub”), and the Solicitation/Recommendation Statement to be filed by the Company, as well as, among other things: (1) the satisfaction of the conditions to the consummation of the proposed transaction, (2) the timing of the completion of the proposed transaction, (3) the potential impact of the announcement or consummation of the proposed transaction on our relationships, including with employees, suppliers and customers and (4) the risk that stockholder litigation in connection with the proposed transaction may result in significant costs of defense, indemnification and liability.

Additional Information and Where to Find It

The tender offer referred to in this document has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares, nor is it a substitute for the tender offer materials that Catalent and Merger Sub will file with the SEC upon commencement of the tender offer. At the time the tender offer is commenced, Catalent and Merger Sub will cause to be filed a tender offer statement on Schedule TO with the SEC, and the Company will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer. THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND CONSIDERED BY THE COMPANY’S STOCKHOLDERS BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. Both the tender offer statement and the solicitation/recommendation statement will be mailed to the Company’s stockholders free of charge. A free copy of the tender offer statement and the solicitation/recommendation statement will also be made available to all stockholders of the Company by accessing Juniper Pharmaceuticals, Inc.’s website at www.juniperpharma.com/ or upon written request to Juniper Pharmaceuticals, Inc., 33 Arch Street, Boston, MA 02110. In addition, the tender offer statement and the solicitation/recommendation statement (and all other documents filed with the SEC) will be available at no charge on the SEC’s website at www.sec.gov, upon filing with the SEC.

THE COMPANY’S STOCKHOLDERS ARE ADVISED TO READ THE SCHEDULE TO AND THE SCHEDULE 14D-9, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO.